Filed Pursuant to Rule 424(b)(3)
under the Securities Act of 1933
in connection with
Registration Statement
No. 333-207460

PROSPECTUS SUPPLEMENT NO. 2
(TO PROSPECTUS DATED APRIL 14, 2016)

NANOSPHERE, INC.
Common Stock

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This Prospectus Supplement No. 2 supplements and amends the prospectus (the “Prospectus”) of Nanosphere, Inc. (“we,” “us,” or the “Company”) dated April 14, 2016 and included in Post-Effective Amendment No. 2 to our Registration Statement on Form S-1, File No. 333-207460 (the “Registration Statement”), declared effective on April 14, 2016 (the “Effective Date”).  The Prospectus relates to the issuance of up to 22,553,192 shares of our common stock, par value $0.01 per share, upon the exercise of outstanding warrants. 21,276,596 of these warrants have an exercise price of $0.70 per share, and the 1,276,596 of these warrants have an exercise price of $0.517 per share. We issued all of these warrants as part of a best efforts registered public offering that closed on December 22, 2015.

On May 23, 2016, we filed with the Securities and Exchange Commission a current report on Form 8-K relating to the Company’s entry into an amendment of a merger agreement and related transactions under Items 1.01 and 9.01 (the "Current Report").  The Current Report is attached to this Prospectus Supplement No. 2.

This Prospectus Supplement No. 2 should be read in conjunction with, and delivered with, the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 2 supersedes the information contained in the Prospectus. All references in the Prospectus to “this prospectus” are hereby amended to read “this prospectus (as supplemented and amended)”.

This Prospectus Supplement No. 2 is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

Our common stock is listed on The NASDAQ Capital Market under the symbol "NSPH."  On May 20, 2016, the last reported sale price of our common stock on The NASDAQ Capital Market was $1.31.
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Investing in our common stock involves a high degree of risk.  You should review carefully the risks and uncertainties described under the heading "Risk Factors" beginning on page 15 under Part I, Item 1A.  of our Annual Report on Form 10-K for the year ended December 31, 2015, and under similar headings included in our recent quarterly and annual reports filed with the Securities and Exchange Commission.
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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying Prospectus to which this prospectus supplement relates are truthful or complete.  Any representation to the contrary is a criminal offense.

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The date of this prospectus supplement is May 23, 2016.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 23, 2016 (May 22, 2016)

Nanosphere, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33775	36-4339870
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4088 Commercial Avenue Northbrook, Illinois		60062

(Address of principal executive offices)		(Zip Code)
(847) 400-9000
(Registrant’s telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Merger Agreement
On May 15, 2016, Nanosphere, Inc., a Delaware corporation (the “Company”), Luminex Corporation, a Delaware corporation (“Luminex”), and Commodore Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Luminex (“Merger Subsidiary”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) as further described in the Company’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on May 16, 2016, which is incorporated herein by reference.
Pursuant to the Merger Agreement, and upon the terms and subject to the conditions thereof, Luminex has agreed that it will commence a cash tender offer (the “Offer”) to acquire all of the shares of the Company’s common stock, par value $0.01 per share (“Common Stock”) for a purchase price of $1.35 per share, net to the holders thereof, in cash (the “Offer Price”), without interest, subject to the terms and conditions of the Merger Agreement.
The Merger Agreement may be terminated under certain circumstances, including in specified circumstances in connection with superior proposals. Upon the termination of the Merger Agreement, under specified circumstances, the Company will be required to pay Luminex a termination fee of $2,250,000 (the “Break-up Fee”).

On May 18, 2016, the Company received an unsolicited offer from a third party to acquire the Company substantially on the same terms as the Merger Agreement and Offer for a purchase price of $1.50 per share, net to the holders thereof, in cash (the “Alternative Proposal”). The Company furnished a copy of the Alternative Proposal to Luminex as required by the Merger Agreement on May 18, 2016. On May 20, 2016, the Board of Directors of the Company held a meeting at which it determined that the Alternative Proposal could be a “superior proposal” as defined in the Merger Agreement, and advised Luminex of that determination and of the Company’s intention to engage the third party in confidential discussions as permitted by the Merger Agreement.

On May 22, 2016, the Company, Merger Subsidiary and Luminex entered into a First Amendment to the Merger Agreement (the “Amendment”) that increased the Offer Price to $1.70 per share, increased the Break-up Fee to $3,000,000, and corrected scrivener’s errors such that the Offer would expire at 12:01 a.m. (EDT) on the 21st business day after commencement. A copy of the Amendment is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

On May 23, 2016, the Company and Luminex issued a joint press release announcing their entry into the Amendment to the Merger Agreement. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K.
Important Information
The tender offer for the outstanding Common Stock referred to in this document has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Common Stock, nor is it a substitute for the tender offer materials that Luminex and its acquisition subsidiary will file with the SEC upon commencement of the tender offer. At the time the tender offer is commenced, Luminex and Merger Subsidiary will cause to be filed a tender offer statement on Schedule TO with the SEC, and the Company will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the offer. THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BY THE COMPANY’S STOCKHOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. Both the tender offer statement and the solicitation/recommendation statement will be mailed to the Company’s stockholders free of charge. A free copy of the tender offer statement and the solicitation/recommendation statement will also be made available to all stockholders of the Company by contacting the Company at fmoinuddin@nanosphere.us or by phone at (847) 400-9000. In addition, the tender offer statement and the solicitation/recommendation statement (and all other documents filed with the SEC) will be available at no charge on the SEC’s website: www.sec.gov, upon filing with the SEC.
THE COMPANY’S STOCKHOLDERS ARE ADVISED TO READ THE SCHEDULE TO AND THE SCHEDULE 14D-9, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO.

Forward-Looking Statements

Any statements made in this communication that are not statements of historical fact, including statements about the expected timetable for completing the transaction and the Company’s beliefs and expectations and statements about the Offer and Luminex’s proposed acquisition of the Company, including the timing of and closing conditions to the acquisition, and the potential effects of the acquisition on both Luminex and the Company are forward-looking statements that are based on management’s beliefs, certain assumptions and current expectations and should be evaluated as such. These statements may be identified by their use of forward-looking terminology such as the words “expects,” “projects,” “anticipates,” “intends” and other similar words. Forward-looking statements include statements that may relate to Luminex’s or the Company’s plans, objectives, strategies, goals, future events, future revenues or performance, and other information that is not historical information. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to, general economic, business and market conditions and the satisfaction of the conditions to closing of the proposed transaction. For a more complete discussion of certain of the risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements with respect to the Company, see the discussion of risks and uncertainties in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2015 and other SEC filings. The forward-looking statements contained in this report are made as of the date hereof, and the Company undertakes no obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise, except as required by law.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
2.1	First Amendment to Agreement and Plan of Merger, dated as of May 22, 2016, among Luminex Corporation, Commodore Acquisition, Inc., and Nanosphere, Inc.
99.1	Joint Press Release of Luminex Corporation and Nanosphere, Inc. dated May 23, 2016.

Signature
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NANOSPHERE, INC.
(Registrant)

Date: May 23, 2016	By:	/s/ Farzana M. Moinuddin
Farzana M. Moinuddin
Chief Accounting Officer and Acting Principal Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
2.1	First Amendment to Agreement and Plan of Merger, dated as of May 22, 2016, among Luminex Corporation, Commodore Acquisition, Inc., and Nanosphere, Inc.
99.1	Joint Press Release of Luminex Corporation and Nanosphere, Inc. dated May 23, 2016.